NEWS RELEASE

EVEREST RE GROUP, LTD.
Seon Place, 141 Front Street, 4th Floor, Hamilton HM DX, Bermuda

Contact:  Elizabeth B. Farrell
Vice President, Investor Relations
Everest Global Services, Inc.
908.604.3169

For Immediate Release

Everest Re Group Announces Extension of Dominic Addesso's Employment Contract

HAMILTON, Bermuda – December 4, 2015 -- Everest Re Group, Ltd. (NYSE: RE) today announced that the employment agreement of Dominic J. Addesso, President and Chief Executive Officer, is being extended to December 31, 2018.

Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest Reinsurance (Bermuda), Ltd., including through its branch in the United Kingdom, provides reinsurance and insurance to worldwide property and casualty markets and reinsurance to life insurers. Everest Reinsurance Company (Ireland), Limited provides reinsurance to non-life insurers in Europe. Mt. Logan Re, a segregated cell company, capitalized by the Company and third party investors, is a specialty reinsurer of catastrophe risks. Everest National Insurance Company and Everest Security Insurance Company provide property and casualty insurance to policyholders in the U.S. Everest Indemnity Insurance Company offers excess and surplus lines insurance in the U.S. Everest Insurance Company of Canada provides property and casualty insurance to policyholders in Canada. Additional information on Everest Re Group companies can be found at the Group's web site at www.everestregroup.com.

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